Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Third Quarter Fiscal 2017 Results

Updates fiscal 2017 guidance and begins integration of Luvata HTS acquisition

RACINE, WI, February 6, 2017 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the third quarter of fiscal year 2017.

Highlights:

•	Sales of $349.8 million, up 6.4 percent from the prior year, including one month of revenue from the Luvata HTS acquisition
•	Operating income of $6.0 million compared with operating income of $13.7 million in the prior year
•	Adjusted operating income of $17.7 million, up 3 percent from the prior year
•	Earnings per share of $0.04 and adjusted earnings per share of $0.21
•	Updated guidance for full-year revenue, operating income and earnings per share
•	Completed acquisition of Luvata HTS in November 2016; now operating as Modine’s Commercial and Industrial Solutions (“CIS”) business

“Over 15 months ago, we announced a strategic plan to transform Modine into a stronger, more diversified company.  With the completion of the acquisition of Luvata HTS during the fiscal third quarter, we remain on target to deliver on all elements of our Strengthen, Diversify and Grow strategic initiative,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “While we are experiencing some additional headwinds with market volumes and metals, I am pleased that we have already corrected a majority of the operational issues identified during the second quarter and continue to drive significant improvements during the fourth quarter.”

Net sales for the third quarter were $349.8 million, including $34.7 million of sales from our new CIS segment, up 6.4 percent from the prior year.  On a constant currency basis, sales of the non-CIS (“base”) business decreased $9.5 million or 3 percent.  The decrease in base business sales was primarily related to lower sales in the Americas and Europe segments, partially offset by strong sales growth in the Asia segment.

Gross profit increased $0.1 million year-over-year during the third quarter, and gross margin decreased 100 basis points to 16.8 percent, including a negative 80 basis point impact of inventory step-up adjustments due to the acquisition.  Gross profit of the base business decreased $1.4 million and the base business gross margin increased 30 basis points over the prior year, to 18.1 percent.  This increase in base business gross margin was due to savings from procurement initiatives, partially offset by unfavorable material costs driven by higher metals prices.

Selling, general and administrative (SG&A) expenses increased $7.8 million during the quarter, including $4.7 million from the new CIS segment and $7.2 million of acquisition and integration costs.  SG&A of the base business was down $4.1 million from the prior year, primarily resulting from cost-saving initiatives taken in conjunction with the company’s Strengthen, Diversify and Grow (SDG) strategic plan.

The company recorded $1.6 million of restructuring expenses during the third quarter, primarily related to equipment transfer and plant consolidation costs in the America segment.

Third quarter operating income was $6.0 million compared with $13.7 million in the third quarter of the prior year.  Excluding the impact of restructuring, acquisition and integration costs, and certain other items, adjusted operating income was $17.7 million, up 3 percent from the prior year.  This improvement was primarily due to the impact of SDG cost-savings initiatives.

Earnings per share were $0.04, a decrease of $0.13 compared with the prior year.  Adjusted earnings per share were $0.21 as compared with adjusted earnings per share of $0.22 in the third quarter of the prior year, with the slight decrease driven largely by the increased interest expense from the acquisition debt.

Third Quarter Segment Review

•
Americas segment sales were $123.4 million compared with $137.1 million one year ago, a decrease of 10.0 percent.  On a constant-currency basis, sales decreased 11.5 percent year-over-year, primarily due to ongoing weakness in the commercial vehicle and off-highway markets in both North and South America.  The segment reported operating income of $5.4 million compared with operating income of $7.7 million in the prior year, primarily due to the lower sales volume and operating inefficiencies largely caused by product launches and production transfers.  This was partially offset by cost savings related to procurement initiatives, and lower SG&A.  The segment recorded $1.4 million of restructuring charges during the quarter, primarily due to equipment transfer and plant consolidation activities.

•
Europe segment sales were $119.8 million compared with $126.1 million one year ago, a decrease of 5.0 percent.  On a constant-currency basis, sales decreased 3.7 percent compared with the prior year, driven primarily by lower sales to commercial vehicle and off-highway customers.  The third quarter operating income of $8.3 million was $0.7 million higher than the prior year, primarily due to savings related to procurement initiatives, positive sales mix and plant operating performance, partially offset by unfavorable material costs.

•
Asia segment sales were $28.6 million compared with $18.7 million one year ago, an increase of 52.9 percent.  On a constant-currency basis, sales increased 59.9 percent compared with the prior year.  The increase was primarily related to higher sales to automotive and off-highway customers in China, and incremental sales related to the company’s recently-formed joint venture in China.  Operating income of $2.6 million improved $2.7 million from the prior year due to higher sales volumes.

•
Building HVAC segment sales were $47.2 million compared with $50.9 million one year ago, a decrease of 7.2 percent.  On a constant-currency basis, sales were down 0.6 percent as compared with the prior year.  This small decrease was primarily due to lower sales of heating and ventilation products in North America partially offset by higher sales of air conditioning products in the U.K.  Operating income of $6.7 million was flat compared to the prior year, as the impact of unfavorable sales mix in the U.K. was offset by lower SG&A expenses.

•
Commercial and Industrial Solutions segment sales were $34.7 million for the month of December.  The segment reported an operating loss of $0.3 million, in what is one of its seasonally slowest months of the year.   In addition, the segment results include $1.0 million in intangible asset amortization expense and fixed asset step-up depreciation expense related to purchase accounting for the acquisition.

Balance Sheet & Liquidity

Net debt was $463.8 million at December 31, 2016, an increase of $370.1 million from the end of fiscal 2016. Total debt was $513.8 million at December 30, 2016.  Cash and cash equivalents at the end of the third quarter were $50.0 million. The increase in net debt was due to the acquisition of the CIS business on November 30, 2016.

Adjusted free cash flow for the nine months ended December 31, 2016 was $10.8 million compared with $31.1 million one year ago.  Net cash provided by operating activities for the nine-month period was $35.0 million compared with $65.4 million one year ago, driven largely by unfavorable net changes in working capital, including cash payments for restructuring and acquisition-related activities.

Outlook

“We continue to expect the newly-acquired CIS business to be accretive to Modine’s operating income, for fiscal 2017 and beyond,” commented Burke.  “However, we are adjusting our full-year forecast to account for lower volumes in the Americas and Building HVAC segments, along with the temporary impact of higher metals and exchange rates.  As a result, we are holding our range for adjusted operating earnings.  We are also lowering the range for adjusted earnings per share, due to the incremental interest expense from the acquisition debt.”

Based on current exchange rates, market outlook and business forecast, Modine updates the following guidance for fiscal 2017:

•	Full fiscal year-over-year sales up 9 to 11 percent, including a reduction of 1 to 3 percent in the base business and approximately $160 million of revenue contributed by the CIS business;
•	Adjusted operating income of $65 million to $71 million, with $61 million to $66 million contributed by the base business and $4 to $5 million contributed by the CIS business; and
•	Adjusted earnings per share of $0.74 to $0.80, reflecting incremental interest expense from the acquisition debt.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, February 7th, 2017 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2017 third quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after February 7, 2017.  A call-in replay will be available through midnight on February 10, 2017, at 855.859.2056, (international replay 404.537.3406); Conference ID# 49299766.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on February 10, 2017.

About Modine

Modine, with fiscal 2016 revenues of $1.4 billion (prior to the Luvata HTS acquisition), specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to integrate the former Luvata HTS operations into Modine, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; the ability of the Company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine’s restructuring activities, including the activities associated with the closure of Modine’s facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the general uncertainties about the impact of potential regulatory and/or policy changes in the U.S. and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and adjusted free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges, restructuring-related expenses, and acquisition-related costs and adjustments, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Adjusted free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring, acquisition-related costs, and certain other expenses.  This is a measure of cash generated from operations, excluding payments for restructuring, acquisition-related costs, and certain other expenses, during the period that is available for strategic capital decisions.

On November 30, 2016, the Company acquired Luvata Heat Transfer Solutions (“Luvata HTS”) for total consideration of $415.6 million ($388.2 million, net of cash acquired).  Commencing from the acquisition date, the Company’s condensed consolidated financial statements, set forth in the tables below, reflect the assets, liabilities, operating results and cash flows of Luvata HTS, which is reported as the Commercial and Industrial Solutions segment.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2016	2015	2016	2015
Net sales	$349.8	$328.7	$1,014.7	$1,008.8
Cost of sales (a)	291.1	270.1	846.3	847.5
Gross profit	58.7	58.6	168.4	161.3
Selling, general & administrative expenses (a)	51.1	43.3	144.4	162.9
Restructuring expenses	1.6	1.6	6.0	5.2
Gain on sale of facility	-	-	(1.2)	-
Operating income (loss) (a)	6.0	13.7	19.2	(6.8)
Interest expense	(4.5)	(2.7)	(10.5)	(8.2)
Other expense - net	(0.3)	(0.4)	(0.6)	(0.5)
Earnings (loss) before income taxes	1.2	10.6	8.1	(15.5)
Benefit (provision) for income taxes	0.7	(2.4)	(1.3)	6.7
Net earnings (loss)	1.9	8.2	6.8	(8.8)
Net earnings attributable to noncontrolling interest	(0.2)	-	(0.6)	(0.4)
Net earnings (loss) attributable to Modine	$1.7	$8.2	$6.2	$(9.2)

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.04	$0.17	$0.13	$(0.19)

Weighted-average shares outstanding - diluted:	48.5	47.8	47.7	47.4

(a)
During the nine months ended December 31, 2015, the Company recorded pension settlement losses totaling of $40.3 million within selling, general & administrative expenses ($31.8 million) and cost of sales ($8.5 million).

Condensed consolidated balance sheets (unaudited)

(In millions)
	December 31, 2016	March 31, 2016
Assets
Cash and cash equivalents	$50.0	$68.9
Trade receivables	234.8	189.1
Inventories	156.9	111.0
Other current assets	52.4	43.5
Total current assets	494.1	412.5
Property, plant and equipment - net	446.2	338.6
Intangible assets - net	111.2	8.2
Goodwill	173.2	15.8
Deferred income taxes	145.3	123.1
Other noncurrent assets	22.9	22.7
Total assets	$1,392.9	$920.9

Liabilities and shareholders' equity
Debt due within one year	$100.6	$37.1
Accounts payable	178.5	142.4
Other current liabilities	114.2	94.1
Total current liabilities	393.3	273.6
Long-term debt	413.2	125.5
Deferred income taxes	31.7	4.2
Other noncurrent liabilities	150.3	134.9
Total liabilities	988.5	538.2
Total equity	404.4	382.7
Total liabilities & equity	$1,392.9	$920.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Nine months ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings (loss)	$6.8	$(8.8)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	39.9	37.4
Insurance proceeds from Airedale fire	-	5.1
Gain on sale of facility	(1.2)	-
Pension and postretirement expense	2.6	42.4
Deferred income taxes	(9.1)	(14.4)
Other - net	5.0	4.4
Net changes in operating assets and liabilities	(9.0)	(0.7)
Net cash provided by operating activities	35.0	65.4

Cash flows from investing activities:
Acquisition of Luvata HTS - net of cash acquired	(363.9)	-
Expenditures for property, plant and equipment	(46.0)	(42.3)
Insurance proceeds from Airedale fire	3.0	25.3
Costs to replace building and equipment damaged in Airedale fire	(1.0)	(37.9)
Proceeds from dispositions of assets	4.3	0.2
Other - net	(1.6)	0.2
Net cash used for investing activities	(405.2)	(54.5)

Cash flows from financing activities:
Net increase in debt	362.2	4.2
Financing fees paid	(8.5)	-
Purchases of treasury stock under share repurchase program	-	(2.1)
Other - net	(0.3)	(1.4)
Net cash provided by financing activities	353.4	0.7

Effect of exchange rate changes on cash	(2.1)	(0.6)

Net (decrease) increase in cash and cash equivalents	(18.9)	11.0

Cash and cash equivalents - beginning of period	68.9	70.5

Cash and cash equivalents - end of period	$50.0	$81.5

Segment operating results (unaudited)

(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2016	2015	2016	2015
Net sales:
Americas	$123.4	$137.1	$389.4	$440.4
Europe	119.8	126.1	389.7	385.0
Asia	28.6	18.7	78.2	56.1
Building HVAC	47.2	50.9	132.8	141.0
Commercial and Industrial Solutions	34.7	-	34.7	-
Segment total	353.7	332.8	1,024.8	1,022.5
Corporate and eliminations	(3.9)	(4.1)	(10.1)	(13.7)
Net sales	$349.8	$328.7	$1,014.7	$1,008.8

Operating income (loss):
Americas	$5.4	$7.7	$13.3	$24.8
Europe	8.3	7.6	30.0	18.3
Asia	2.6	(0.1)	4.9	(0.9)
Building HVAC	6.7	6.7	10.3	12.7
Commercial and Industrial Solutions	(0.3)	-	(0.3)	-
Segment total	22.7	21.9	58.2	54.9
Corporate and eliminations	(16.7)	(8.2)	(39.0)	(61.7)
Operating income (loss) (a)	$6.0	$13.7	$19.2	$(6.8)

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2016	2015	2016	2015
Operating income (loss)	$6.0	$13.7	$19.2	$(6.8)
Acquisition-related costs and adjustments (a)	10.1	0.3	14.5	0.3
Restructuring expenses - Americas (b)	1.4	1.4	5.2	5.0
Restructuring expenses - other (b)	0.2	0.2	0.8	0.2
Gain on sale of facility (c)	-	-	(1.2)	-
Brazil legal reserve (d)	-	-	1.6	-
Pension settlement losses (e)	-	1.1	-	40.3
Environmental charge (f)	-	0.5	-	0.5
Adjusted operating income	$17.7	$17.2	$40.1	$39.5

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.04	$0.17	$0.13	$(0.19)
Acquisition-related costs and adjustments (a)	0.15	-	0.21	-
Restructuring expenses (b)	0.02	0.03	0.08	0.07
Gain on sale of facility (c)	-	-	(0.03)	-
Brazil legal reserve (d)	-	-	0.04	-
Pension settlement losses (e)	-	0.01	-	0.51
Environmental charge (f)	-	0.01	-	0.01
Adjusted earnings per share	$0.21	$0.22	$0.43	$0.40

(a)
On November 30, 2016, the Company acquired Luvata HTS.  Acquisition-related costs in fiscal 2017, recorded as SG&A expenses at Corporate, primarily included costs for i) transaction advisors, ii) legal, accounting, and other professional services, and iii) incremental costs directly associated with integration activities, including third-party consulting fees. Additionally, the adjustments include $2.9 million, also recorded at Corporate, for the impact of an inventory purchase accounting adjustment.  The Company wrote up acquired inventory  to its estimated fair value and is charging the write-up to cost of sales as the underlying inventory is sold.  Certain acquisition-related costs are non-deductible for income tax purposes. The tax benefit related to acquisition-related costs and adjustments for the three and nine months ended December 31, 2016 was $2.7 million and $4.4 million, respectively.

(b)
Restructuring amounts primarily relate to equipment transfer and plant consolidation costs and employee severance expenses, and include activities under the Company's Strengthen, Diversify and Grow strategic platform.  For the three and nine months ended December 31, 2016, restructuring expenses within the Building HVAC segment totaled $0.1 million and $0.7 million, respectively.

(c)	During the second quarter of fiscal 2017, the Company sold a facility within its Europe segment for cash proceeds of $4.3 million, and as a result, recorded a gain of $1.2 million.

(d)
 During the second quarter of fiscal 2017, the Company increased the legal reserve recorded in Brazil (within SG&A expenses in the Americas segment) associated with a formal administrative investigation under Brazil’s antitrust laws.

(e)
Pension settlement losses, recorded at Corporate, related to lump-sum payouts to certain U.S. pension plan participants in fiscal 2016.  The income tax benefit related to pension settlement losses for the three and nine months ended December 31, 2015 was $0.5 million and $15.7 million, respectively.

(f)	During the third quarter of fiscal 2016, the Company increased an environmental reserve recorded in the Americas segment (within cost of sales) related to a previously-owned manufacturing facility.

Net debt (unaudited)
(In millions)

	December 31, 2016	March 31, 2016
Debt due within one year	$100.6	$37.1
Long-term debt	413.2	125.5
Total debt	513.8	162.6

Less: cash and cash equivalents	50.0	68.9
Net debt	$463.8	$93.7

Adjusted free cash flow (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$21.4	$35.6	$35.0	$65.4
Expenditures for property, plant and equipment	(14.0)	(12.1)	(46.0)	(42.3)
Payments for restructuring expenses and other adjustments	9.2	2.1	21.8	8.0
Adjusted free cash flow	$16.6	$25.6	$10.8	$31.1

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com